Exhibit 99.1

Bassett Furniture Industries, Inc. P.O. Box 626 Bassett, VA 24055

Contacts:

J. Michael Daniel

Senior Vice President and

Chief Financial Officer

(276) 629-6000 – Investors

mdaniel@bassettfurniture.com

Peter D. Morrison

Vice President of Communications

(276) 629-6450 – Media

For immediate release

Bassett Reports Fiscal Fourth Quarter Results

(Bassett, Va.) – February 4, 2026 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) reported today its results of operations for its fourth quarter ended November 29, 2025.

Q4 Consolidated Business Highlights: [FY 25 vs. FY 24, unless otherwise specified]

●	Revenues increased 5.1% from the prior year quarter. Excluding sales from Noa Home Inc., which closed in late 2024, consolidated revenues increased 6.4%.
●

Operating income was $2.3 million or 2.6% of sales as compared to operating income of $0.9 million or 1.1% of sales for the prior year quarter. Excluding the asset impairment charge of $0.5 million in the current year quarter, operating income would have been $2.8 million or 3.2% of sales. Excluding the loss on the realization of cumulative translation adjustments associated with Noa Home Inc. of $1.0 million and the restructuring charge of $0.4 million in the prior year quarter, operating income would have been $2.3 million or 2.8% of prior year sales.

●	Gross margin of 56.3% represented a 30-basis point decrease over the prior year primarily due to lower margins in the retail business, partially offset by improved margins in the wholesale business.
●

Selling, general and administrative expenses were 53.2% of sales, 60 basis points lower than the prior year, reflecting benefits from the prior year restructuring plan and on-going cost containment activities coupled with greater leverage of fixed costs from higher sales levels.

●

Diluted earnings per share was $0.18 as compared to $0.38 per share in the prior year period. The prior year period included a $2.6 million tax benefit related to the capital loss associated with our cumulative investment in Noa Home Inc. in 2022. Excluding this tax benefit, the prior year earnings per share would have been $0.08.

●	Generated $7.8 million in operating cash flow.

Fiscal 2025 Fourth Quarter Overview

(Dollars in millions)

	Sales				Operating Income (Loss)
	4th Quarter		Dollar	%	4th Quarter	% of	4th Quarter	% of
	2025	2024	Change	Change	2025	Sales	2024	Sales
Consolidated (1)	$88.7	$84.3	$4.4	5.1%	$2.3	2.6%	$0.9	1.1%

Wholesale	$56.7	$52.3	$4.4	8.3%	$9.8	17.3%	$8.5	16.3%

Retail	$57.3	$53.1	$4.2	7.9%	$0.3	0.5%	$0.1	0.2%

Corporate & Other (2)	$-	$1.0	$(1.0)	-100.0%	$(7.5)	N/A	$(7.0)	N/A

(1)

Our consolidated results for the quarter include certain intercompany eliminations. See Table 4, "Segment Information" below for an illustration of the effects of these items on our consolidated sales and operating income.

(2)	Corporate and Other includes the operations of Noa Home Inc. (fiscal 2024 only) along with the shared Corporate costs that are benefiting both the Wholesale and Retail segments.

“Bassett finished the year with a solid fourth quarter, increasing consolidated revenue and operating profit,” said Rob Spilman, Bassett Chairman and CEO. “Likewise, we ended the full year with improved results, and we remain committed to that trajectory for this year. We’re still in the restructuring mindset – taking costs out, driving operating efficiencies, integrating technology, emphasizing new product innovation and adapting to a changing marketplace. Our well-defined strategic plan for 2026 is designed to grow and take market share in an environment where housing activity is projected to remain slow and discretionary demand has moderated.”

“Two years ago, we committed to driving innovation in Bassett Casegoods as our wood business needed to be reinvented,” said Spilman. “We are pleased with our progress, with sales up over 50% for the quarter. Our upholstery business continued to be solid, with our True Custom and Magnificent Motion programs posting nice gains.”

“We recently formed the Bassett Hospitality Division, hiring a leader with extensive experience selling to country clubs, senior living facilities, boutique hotels, and related commercial areas,” continued Spilman. “This is a natural extension of our brand where we can offer quick custom solutions from our domestic manufacturing facilities. We are excited about this new venture but recognize it will take some time for it to be the contributor to our wholesale sales that we expect.

“Our leaner organization and business model position us well to weather the current marketplace and ongoing challenges with housing,” Spilman concluded. “We’re investing smartly and evolving to meet the needs of both the trade and consumers.”

Conference Call and Webcast

The Company will hold a conference call to discuss its quarterly results on February 5, 2026, at 9:00 am ET. The public is invited to listen to the conference call by webcast, accessible through the Company’s investor relations website, https://investors.bassettfurniture.com/. Participants can also listen to the conference call via https://edge.media-server.com/mmc/p/jru7fi2w. A replay and transcript of the conference call will be available on demand on the investor relations site.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ: BSET) is a leading provider of high-quality home furnishings with a wide range of distribution types. Bassett sales approximately 60% of its products through its network of 86 company- and licensee-owned stores which feature the latest on-trend furniture styles, the Company’s capabilities in custom furniture design and manufacturing, free in-home design visits, and coordinated decorating accessories in a professional and friendly environment. Bassett also has a significant traditional wholesale business with more than 1,000 open market accounts. Most of the open market sales are through Bassett Design Centers and Bassett Custom Studios which function as a store within a multi-line store featuring the Company’s custom furniture capabilities. The wholesale business, including the Lane Venture outdoor brand, also services general furniture stores and a growing number of interior design firms. Bassett products are also directly available to consumers at www.bassettfurniture.com. (BSET-E)

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results or changes in operations for periods beyond the end of the fourth fiscal quarter of 2025, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward-looking statements. Expectations included in the forward-looking statements are based on preliminary information, as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the success of marketing, logistics, retail and other initiatives; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

Table 1

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations - unaudited

(In thousands, except for per share data)

	Quarter Ended				Year Ended*
	November 29, 2025		November 30, 2024		November 29, 2025		November 30, 2024
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$88,667	100.0%	$84,340	100.0%	$335,280	100.0%	$329,923	100.0%
Cost of goods sold	38,718	43.7%	36,645	43.4%	146,598	43.7%	150,508	45.6%
Gross profit	49,949	56.3%	47,695	56.6%	188,682	56.3%	179,415	54.4%

Selling, general and administrative expenses	47,167	53.2%	45,386	53.8%	180,357	53.8%	187,527	56.8%
Asset impairment charges	498	0.6%	-	0.0%	498	0.1%	5,515	1.7%
Loss on contract abandonment	-	0.0%	-	0.0%	-	0.0%	1,240	0.4%
Loss upon realization of cumulative translation adjustment	-	0.0%	962	1.1%	-	0.0%	962	0.3%
Restructuring charges	-	0.0%	440	0.5%	-	0.0%	440	0.1%
Income (loss) from operations	2,284	2.6%	907	1.1%	7,827	2.3%	(16,269)	-4.9%

Interest income	427	0.5%	598	0.7%	1,979	0.6%	2,673	0.8%
Other income (loss), net	(195)	-0.2%	(285)	-0.3%	(1,046)	-0.3%	(774)	-0.2%
Income (loss) before income taxes	2,516	2.8%	1,220	1.4%	8,760	2.6%	(14,370)	-4.4%

Income tax expense (benefit)	987	1.1%	(1,984)	-2.4%	2,660	0.8%	(4,675)	-1.4%
Net income (loss)	1,529	1.7%	3,204	3.8%	6,100	1.8%	(9,695)	-2.9%

Basic and diluted earnings (loss) per share	$0.18		$0.38		$0.70		$(1.11)

*52 weeks in fiscal 2025 versus 53 weeks in fiscal 2024.

Table 2

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	November 29, 2025	November 30, 2024
Assets
Current assets
Cash and cash equivalents	$41,277	$39,551
Short-term investments	17,963	20,360
Accounts receivable, net	14,410	13,181
Inventories, net	61,790	54,965
Recoverable income taxes	2,878	4,240
Other current assets	7,224	9,242
Total current assets	145,542	141,539

Property and equipment, net	73,175	77,047

Other long-term assets
Deferred income taxes, net	5,979	6,867
Goodwill	7,217	7,217
Intangible assets	6,910	6,968
Right of use assets under operating leases	76,727	93,624
Other	8,269	7,908
Total long-term assets	105,102	122,584
Total assets	$323,819	$341,170

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$14,739	$13,303
Accrued compensation and benefits	10,227	6,898
Customer deposits	24,969	25,742
Current portion of operating lease obligations	19,299	18,050
Other accrued expenses	7,750	9,410
Total current liabilities	76,984	73,403

Long-term liabilities
Post employment benefit obligations	11,379	10,882
Long-term portion of operating lease obligations	69,353	88,395
Other long-term liabilities	996	1,163
Total long-term liabilities	81,728	100,440

Stockholders’ equity
Common stock	43,256	43,681
Retained earnings	121,128	122,847
Additional paid-in-capital	-	6
Accumulated other comprehensive income	723	793
Total stockholders' equity	165,107	167,327
Total liabilities and stockholders’ equity	$323,819	$341,170

Table 3

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - unaudited

(In thousands)

	Year Ended*
	November 29, 2025	November 30, 2024
Operating activities:
Net income (loss)	$6,100	$(9,695)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	8,801	9,918
Asset impairment charges	498	5,515
Inventory valuation charges	2,389	5,001
Deferred income taxes	912	(2,442)
Other, net	1,308	2,284
Changes in operating assets and liabilities:
Accounts receivable	(1,229)	555
Inventories	(9,214)	3,016
Other current and long-term assets	3,380	(2,427)
Right of use assets under operating leases	17,114	17,254
Customer deposits	(773)	2,954
Accounts payable and other liabilities	2,713	(7,246)
Obligations under operating leases	(18,508)	(20,637)
Net cash provided by (used in) operating activities	13,491	4,050

Investing activities:
Purchases of property and equipment	(4,530)	(5,211)
Investment in certificates of deposit	(316)	(2,585)
Proceeds from maturities and sales of investments	2,713	-
Other	(597)	(972)
Net cash used in investing activities	(2,730)	(8,768)

Financing activities:
Cash dividends	(6,939)	(6,654)
Issuance of common stock	335	371
Repurchases of common stock	(2,150)	(1,420)
Taxes paid related to net share settlement of equity awards	(136)	(161)
Repayments of finance lease obligations	(145)	(253)
Net cash used in financing activities	(9,035)	(8,117)
Effect of exchange rate changes on cash and cash equivalents	-	(21)
Change in cash and cash equivalents	1,726	(12,856)
Cash and cash equivalents - beginning of period	39,551	52,407
Cash and cash equivalents - end of period	$41,277	$39,551

*52 weeks in fiscal 2025 versus 53 weeks in fiscal 2024.

Table 4

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information - unaudited

(In thousands)

	Quarter Ended		Year Ended*
	November 29, 2025	November 30, 2024	November 29, 2025	November 30, 2024
Sales Revenue
Wholesale sales	$56,670	$52,324	$214,614	$207,462
Less: Sales to retail segment	(25,267)	(22,054)	(96,015)	(87,021)
Wholesale sales to external customers	31,403	30,270	118,599	120,441
Retail sales	57,264	53,085	216,681	204,563
Corporate & Other - Noa Home (1)	-	985	-	4,919
Consolidated net sales	$88,667	$84,340	$335,280	$329,923

Income (Loss) before Income Taxes
Income (Loss) from Operations
Wholesale	$9,838	$8,471	$34,861	$25,357
Retail	306	70	407	(6,604)
Net expenses - Corporate and other (1)	(7,494)	(6,956)	(27,652)	(28,456)
Inter-company elimination	132	724	709	1,591
Asset impairment charges	(498)	-	(498)	(5,515)
Loss on contract abandonment	-	-	-	(1,240)
Loss upon realization of cumulative translation adjustment	-	(962)	-	(962)
Restructuring charges	-	(440)	-	(440)
Consolidated income (loss) from operations	2,284	907	7,827	(16,269)

Interest income	427	598	1,979	2,673
Other loss, net	(195)	(285)	(1,046)	(774)
Consolidated income (loss) before income taxes	$2,516	$1,220	$8,760	$(14,370)

*52 weeks in fiscal 2025 versus 53 weeks in fiscal 2024.

(1) Corporate and Other includes the operations of Noa Home Inc. (fiscal 2024 only) along with the shared Corporate costs that are benefiting both the Wholesale and Retail segments.